SYSCO REPORTS FIRST QUARTER SALES AND OPERATING INCOME GROWTH; REITERATES FISCAL YEAR 2024 GUIDANCE

HOUSTON, October 31, 2023 - Sysco Corporation (NYSE: SYY) (“Sysco” or the “company”) today announced financial results for its 13-week first fiscal quarter ended September 30, 2023.

Key financial results for the first quarter of fiscal year 2024 include the following (comparisons are to the same period in fiscal year 2023):
•Sales increased 2.6%; U.S. Foodservice volume increased 1.6%;
•Gross profit increased 4.6% to $3.6 billion;
•Operating income increased 9.1% to $803.6 million, and adjusted1 operating income increased 10.6% to $854.3 million;
•EBITDA increased 10.5% to $1.0 billion, and adjusted EBITDA increased 11.7% to $1.0 billion2;
•EPS3 increased 8.8% to $0.99 and adjusted1 EPS increased 10.3% to $1.07; and
•Sysco returned approximately $352.9 million of capital to shareholders via $100.0 million of share repurchases and $252.9 million of dividends and remains on target to return approximately $1.75 billion back to shareholders in FY 2024.

“Sysco delivered another quarter of compelling earnings results, growing operating income by 9.1% and adjusted operating income by 10.6%. This was fueled by volume growth, excellent margin management, and disciplined productivity improvement. Our actions to improve efficiency continued, with progress in supply chain productivity and implementation of structural cost-out actions. We advanced our competitive advantages as the global leader in foodservice distribution through our Recipe for Growth strategy. This includes our planned acquisition of Edward Don & Company, one of the largest kitchen equipment and supplies distributors, which will add new capabilities and diversified offerings to our product assortment. Combining DON and Sysco will enable us to better serve our hundreds of thousands of customers with a more complete restaurant and hospitality assortment. Sysco’s strong profitability, size and scale advantages, and balance sheet position us for profitable growth for the remainder of fiscal year 2024 and beyond,” said Kevin Hourican, Sysco’s President and Chief Executive Officer.

“Our record first quarter operating profit, of $803.6 million, included meaningful gross margin expansion and positive operating leverage. This further illustrates the strength of Sysco and reinforces that our Recipe for Growth strategy is yielding results. Our balanced approach to capital allocation continued this quarter, while ending the quarter at 2.6 times net debt to adjusted EBITDA. Looking ahead, we plan to deliver continued productivity gains. Adding to our track record, we rewarded our shareholders by returning approximately $352.9 million of cash during the quarter. Our positive momentum in the first quarter gives us confidence in reiterating our FY24 guidance of mid-single digit sales growth to approximately $80 billion and five to ten percent adjusted EPS growth to $4.20 to $4.40,” said Kenny Cheung, Sysco’s Chief Financial Officer.
1 Adjusted financial results, including adjusted operating expense, adjusted operating income (loss), adjusted earnings per share (EPS) and adjusted EBITDA, are non-GAAP financial measures that exclude certain items, which primarily include acquisition-related costs, restructuring and severance costs, and transformational project costs. Last year’s Certain Items include adjustments to our bad debt reserve specific to aged receivables existing prior to the COVID-19 pandemic and adjustments to a product return allowance related to COVID-related personal protection equipment inventory.
2 Earnings before interest, taxes, depreciation and amortization (EBITDA) and adjusted EBITDA are non-GAAP financial measures. Reconciliations of all non-GAAP financial measures to the nearest corresponding GAAP financial measure are included at the end of this release.
3 Earnings per share (EPS) are shown on a diluted basis, unless otherwise specified.

First Quarter Fiscal Year 2024 Results

Total Sysco

Sales for the first quarter were $19.6 billion, an increase of 2.6% compared to the same period last year.

Gross profit increased 4.6% to $3.6 billion, and gross margin increased 35 basis points to 18.6%, compared in each case to the same period last year. Product cost inflation was 1.7% at the total enterprise level, as measured by the estimated change in Sysco’s product costs, primarily in the frozen and canned and dry categories. The increase in gross profit for the first quarter was primarily driven by higher volumes, as well as continued progress with effective management of product cost inflation and our strategic sourcing initiative.

Operating expenses increased 3.3% compared to the same period last year, driven by increased volumes and cost inflation, partially offset by improved productivity. Adjusted operating expenses increased 2.9% compared to the same period last year.

Operating income was $803.6 million, an increase of 9.1% compared to the same period last year. Adjusted operating income was $854.3 million, an increase of 10.6% compared to the same period last year.

U.S. Foodservice Operations

The U.S. Foodservice Operations segment continued to grow profitably during the quarter.

Sales for the first quarter were $13.7 billion, an increase of 0.9% compared to the same period last year. Total case volume within U.S. Foodservice grew 1.6% for the first quarter, while local case volume within U.S. Foodservice decreased 0.1%, in each case as compared to the same period last year.

Gross profit increased 2.8% to $2.7 billion, and gross margin increased 36 basis points to 19.6%, compared in each case to the same period last year.

Operating expenses increased 2.2% compared to the same period last year. Adjusted operating expenses increased 2.0% compared to the same period last year.

Operating income increased 3.9% to $941.0 million compared to the same period last year. Adjusted operating income increased 4.1% to $953.6 million compared to the same period last year.

International Foodservice Operations

The International Foodservice Operations segment delivered higher sales and profit growth, as the company continued to grow globally.

Sales for the first quarter were $3.7 billion, an increase of 12.2% compared to the same period last year. On a constant currency basis4, sales for the first quarter were $3.6 billion, an increase of 9.0% compared to the same period last year. Foreign exchange rates increased both International Foodservice Operations sales by 3.2% and total Sysco sales by 0.6% during the quarter.

Gross profit increased 12.7% to $732.0 million, and gross margin increased 11 basis points to 19.9%, compared in each case to the same period last year. On a constant currency basis4, gross profit increased 8.6% to $705.3 million. Foreign exchange rates increased both International Foodservice Operations gross profit by 4.1% and total Sysco gross profit by 0.7% during the quarter.

4 Represents a constant currency adjustment, which eliminates the impact of foreign currency fluctuations on current year results. These adjusted measures are non-GAAP financial measures. Reconciliations of all non-GAAP financial measures to the nearest corresponding GAAP financial measure are included at the end of this release.

Operating expenses increased 13.6% compared to the same period last year. Adjusted operating expenses increased 13.6% compared to the same period last year. On a constant currency basis4, adjusted operating expenses increased $48.1 million, or 8.9%, compared to the same period last year. Foreign exchange rates increased both International Foodservice Operations operating expenses by 4.7% and total Sysco operating expenses by 0.9% during the quarter.

Operating income increased 7.5% to $93.5 million compared to the same period last year. Adjusted operating income increased 8.7% to $116.2 million compared to the same period last year. On a constant currency basis4, adjusted operating income was $114.9 million, an increase of $8.0 million compared to the same period last year. Foreign exchange rates increased both International Foodservice Operations operating income by 1.2% and total Sysco operating income by 0.1% during the quarter.

Balance Sheet, Cash Flow and Capital Spending

As of the end of the quarter, the company had a cash balance of $569.1 million.

During the first 13 weeks of fiscal year 2024, Sysco returned $352.9 million to shareholders via $100.0 million of share repurchases and $252.9 million of dividends.

Cash flow from operations was $87.2 million for the first 13 weeks of fiscal year 2024, which was a decrease of $71.5 million over the prior year period.

Capital expenditures, net of proceeds from sales of plant and equipment, for the first 13 weeks of fiscal year 2024 were $160.4 million.

Free cash flow5 for the first 13 weeks of fiscal year 2024 was negative $73.2 million, which was a decrease of $87.0 million over the prior year period. The first quarter is typically the lowest cash flow quarter of the year due to seasonality, and this year was impacted by the timing of working capital.
5 Free cash flow is a non-GAAP financial measure that represents net cash provided from operating activities less purchases of plant and equipment and includes proceeds from sales of plant and equipment. Reconciliations for all non-GAAP financial measures are included at the end of this release.

Conference Call & Webcast

Sysco will host a conference call to review the company’s first quarter fiscal year 2024 financial results on Tuesday, October 31, 2023, at 10:00 a.m. Eastern Daylight Time. A live webcast of the call, accompanying slide presentation and a copy of this news release will be available online at investors.sysco.com.

Key Highlights:
	13-Week Period Ended

Financial Comparison:	September 30, 2023	October 1, 2022	Change
GAAP:
Sales	$19.6 billion	$19.1 billion	2.6%
Gross profit	$3.6 billion	$3.5 billion	4.6%
Gross Margin	18.6%	18.2%	35 bps
Operating expenses	$2.8 billion	$2.8 billion	3.3%
Operating Income	$803.6 million	$736.8 million	9.1%
Operating Margin	4.1%	3.9%	25 bps
Net Earnings	$503.4 million	$465.6 million	8.1%
Diluted Earnings Per Share	$0.99	$0.91	8.8%

Non-GAAP (1):
Gross profit	$3.6 billion	$3.5 billion	4.6%
Gross Margin	18.6%	18.2%	36 bps
Operating Expenses	$2.8 billion	$2.7 billion	2.9%
Operating Income	$854.3 million	$772.7 million	10.6%
Operating Margin	4.4%	4.0%	31 bps
EBITDA	$1.0 billion	$908.0 million	10.5%
Adjusted EBITDA	$1.0 billion	$916.9 million	11.7%
Net Earnings	$541.6 million	$492.6 million	9.9%
Diluted Earnings Per Share (2)	$1.07	$0.97	10.3%

Case Growth:
U.S. Foodservice	1.6%	7.3%
Local	-0.1%	5.4%

Sysco Brand Sales as a % of Cases:
U.S. Broadline	37.2%	37.2%	6 bps
Local	47.5%	46.9%	53 bps
Note:
(1) Reconciliations of all non-GAAP financial measures to the nearest respective GAAP financial measures are included at the end of this release.
(2) Individual components in the table above may not sum to the totals due to the rounding.

Forward-Looking Statements
Statements made in this press release or in our earnings call for the first quarter of fiscal year 2024 that look forward in time or that express management’s beliefs, expectations or hopes are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations. These statements include statements concerning: the effect, impact, potential duration or other implications of the COVID-19 pandemic and any expectations we may have with respect thereto; our expectations regarding future improvements in productivity; our belief that improvements in our organizational capabilities will deliver compelling outcomes in future periods; our expectations regarding improvements in international volume; our expectations that our transformational agenda will drive long-term growth; our expectations regarding the continuation of an inflationary environment; our expectations regarding improvements in the efficiency of our supply chain; our expectations regarding the impact of our Recipe for Growth strategy and the pace of progress in implementing the initiatives under that strategy; our expectations regarding Sysco’s ability to outperform the market in future periods; our expectations that our strategic priorities will enable us to grow faster than the market; our expectations regarding our efforts to reduce overtime rates and the incremental investments in hiring; our expectations regarding the expansion of our driver academy and our belief that the academy will enable us to provide upward career path mobility for our warehouse colleagues and improve colleague retention; our expectations regarding the benefits of the six-day delivery and last mile distribution models; our plans to improve the capabilities of our sales team; our expectations regarding the impact of our growth initiatives and their ability to enable Sysco to consistently outperform the market; our expectations to exceed our growth target by the end of fiscal 2024; our ability to deliver against our strategic priorities; economic trends in the United States and abroad; our belief that there is further opportunity for profit in the future; our future growth, including growth in sales and earnings per share; the pace of implementation of our business transformation initiatives; our expectations regarding our balanced approach to capital allocation and rewarding our shareholders; our plans to improve colleague retention, training and productivity; our belief that our Recipe for Growth transformation is creating capabilities that will help us profitably grow for the long term; our expectations regarding our long-term financial outlook; our expectations of the effects labor harmony will have on sales and case volume, as well as mitigation expenses; our expectations for customer acquisition in the local/street space; our expectations regarding the effectiveness of our Global Support Center expense control measures; and our expectations regarding the growth and resilience of our food away from home market.

It is important to note that actual results could differ materially from those projected in such forward-looking statements based on numerous factors, including those outside of Sysco’s control. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see our Annual Report on Form 10-K for the year ended July 1, 2023, as filed with the SEC, and our subsequent filings with the SEC. We do not undertake to update our forward-looking statements, except as required by applicable law.

About Sysco

Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. With more than 72,000 colleagues, the company operates 334 distribution facilities worldwide and serves approximately 725,000 customer locations. For fiscal year 2023 that ended July 1, 2023, the company generated sales of more than $76 billion. Information about our Sustainability program, including Sysco’s 2022 Sustainability Report and 2022 Diversity, Equity & Inclusion Report, can be found at www.sysco.com.

For more information, visit www.sysco.com or connect with Sysco on Facebook at www.facebook.com/SyscoFoods. For important news and information regarding Sysco, visit the Investor Relations section of the company’s Internet home page at investors.sysco.com, which Sysco plans to use as a primary channel for publishing key information to its investors, some of which may contain material and previously non-public information. In addition, investors should continue to review our news releases and filings with the SEC. It is possible that the information we disclose through any of these channels of distribution could be deemed to be material information.

Sysco Corporation and its Consolidated Subsidiaries CONSOLIDATED RESULTS OF OPERATIONS (Unaudited) (In Thousands, Except for Share and Per Share Data)
	Quarter Ended
	Sep. 30, 2023	Oct. 1, 2022

Sales	$19,620,454	$19,126,830
Cost of sales	15,972,682	15,637,975
Gross profit	3,647,772	3,488,855
Operating expenses	2,844,190	2,752,054
Operating income	803,582	736,801
Interest expense	134,334	124,150
Other expense (income), net (1)	6,640	17,749
Earnings before income taxes	662,608	594,902
Income taxes	159,216	129,334
Net earnings	$503,392	$465,568

Net earnings:
Basic earnings per share	$1.00	$0.92
Diluted earnings per share	0.99	0.91

Average shares outstanding	505,126,492	507,578,576
Diluted shares outstanding	507,069,435	510,383,149

(1)	Gains and losses related to the disposition of fixed assets have been recognized within operating expenses. Prior year amounts have been reclassified to conform to this presentation.

Sysco Corporation and its Consolidated Subsidiaries CONSOLIDATED BALANCE SHEETS (Unaudited) (In Thousands, Except for Share Data)
	Sep. 30, 2023	Jul. 1, 2023
ASSETS
Current assets
Cash and cash equivalents	$569,104	$745,201
Accounts receivable, less allowances of $61,475 and $45,599	5,338,699	5,091,970
Inventories	4,648,610	4,480,812
Prepaid expenses and other current assets	333,486	284,566
Income tax receivable	5,815	5,815
Total current assets	10,895,714	10,608,364
Plant and equipment at cost, less accumulated depreciation	5,021,424	4,915,049
Other long-term assets
Goodwill	4,719,385	4,645,754
Intangibles, less amortization	874,902	859,530
Deferred income taxes	421,037	420,450
Operating lease right-of-use assets, net	773,980	731,766
Other assets	566,309	640,232
Total other long-term assets	7,355,613	7,297,732
Total assets	$23,272,751	$22,821,145

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$5,796,398	$6,025,757
Accrued expenses	2,176,934	2,251,181
Accrued income taxes	182,185	101,894
Current operating lease liabilities	109,669	99,051
Current maturities of long-term debt	188,978	62,550
Total current liabilities	8,454,164	8,540,433
Long-term liabilities
Long-term debt	10,703,873	10,347,997
Deferred income taxes	300,034	302,904
Long-term operating lease liabilities	695,717	656,269
Other long-term liabilities	958,614	931,708
Total long-term liabilities	12,658,238	12,238,878
Commitments and contingencies
Noncontrolling interest	34,550	33,212
Shareholders’ equity
Preferred stock, par value $1 per share Authorized 1,500,000 shares, issued none	—	—
Common stock, par value $1 per share Authorized 2,000,000,000 shares, issued 765,174,900 shares	765,175	765,175
Paid-in capital	1,838,986	1,814,681
Retained earnings	11,560,924	11,310,664
Accumulated other comprehensive loss	(1,326,800)	(1,252,590)
Treasury stock at cost, 260,971,761 and 260,062,834 shares	(10,712,486)	(10,629,308)
Total shareholders’ equity	2,125,799	2,008,622
Total liabilities and shareholders’ equity	$23,272,751	$22,821,145

Sysco Corporation and its Consolidated Subsidiaries CONSOLIDATED CASH FLOWS (Unaudited) (In Thousands)
	13-Week Period Ended
	Sep. 30, 2023	Oct. 1, 2022
Cash flows from operating activities:
Net earnings	$503,392	$465,568
Adjustments to reconcile net earnings to cash provided by operating activities:
Share-based compensation expense	24,234	27,224
Depreciation and amortization	206,007	188,924
Operating lease asset amortization	28,801	27,542
Amortization of debt issuance and other debt-related costs	4,554	5,435
Deferred income taxes	(22,201)	(31,226)
Provision for losses on receivables	17,659	3,865
Other non-cash items	(2,084)	5,011
Additional changes in certain assets and liabilities, net of effect of businesses acquired:
Increase in receivables	(284,826)	(576,585)
Increase in inventories	(184,674)	(283,252)
Increase in prepaid expenses and other current assets	(39,402)	(28,372)
(Decrease) increase in accounts payable	(187,574)	288,517
Decrease in accrued expenses	(40,173)	(10,893)
Decrease in operating lease liabilities	(26,668)	(33,319)
Increase in accrued income taxes	80,292	109,280
Decrease in other assets	20,193	17,627
Decrease in other long-term liabilities	(10,378)	(16,740)
Net cash provided by operating activities	87,152	158,606
Cash flows from investing activities:
Additions to plant and equipment	(171,364)	(167,260)
Proceeds from sales of plant and equipment	11,012	22,448
Acquisition of businesses, net of cash acquired	(219,264)	(32,651)
Purchase of marketable securities	(308)	(3,296)
Proceeds from sales of marketable securities	—	2,650
Other investing activities (1)	—	3,274
Net cash used for investing activities	(379,924)	(174,835)
Cash flows from financing activities:
Bank and commercial paper borrowings, net	300,000	97,000
Other debt borrowings including senior notes	126,816	59,063
Other debt repayments including senior notes	(19,587)	(18,104)
Debt issuance costs	(492)	—
Proceeds from stock option exercises	17,399	24,561
Stock repurchases	(99,974)	(267,727)
Dividends paid	(252,880)	(249,294)
Other financing activities (2)	(5,006)	(45,851)
Net cash provided by (used for) financing activities	66,276	(400,352)
Effect of exchange rates on cash, cash equivalents and restricted cash	(11,427)	(11,369)
Net decrease in cash, cash equivalents and restricted cash	(237,923)	(427,950)
Cash, cash equivalents and restricted cash at beginning of period	966,032	931,376
Cash, cash equivalents and restricted cash at end of period	$728,109	$503,426
Supplemental disclosures of cash flow information:

Cash paid during the period for:
Interest	$94,065	$84,010
Income taxes, net of refunds	103,277	47,985

(1)	Change primarily includes proceeds from the settlement of corporate-owned life insurance policies.
(2)	Change includes cash paid for shares withheld to cover taxes, settlement of interest rate hedges and other financing activities.

Sysco Corporation and its Consolidated Subsidiaries Non-GAAP Reconciliation (Unaudited) Impact of Certain Items

The discussion of our results includes certain non-GAAP financial measures, including EBITDA and adjusted EBITDA, that we believe provide important perspective with respect to underlying business trends. Other than EBITDA and free cash flow, any non-GAAP financial measures will be denoted as adjusted measures to remove (1) restructuring charges; (2) expenses associated with our various transformation initiatives; (3) severance charges; and (4) acquisition-related costs consisting of: (a) intangible amortization expense and (b) acquisition costs and due diligence costs related to our acquisitions. Our results for fiscal 2023 were also impacted by adjustments to a product return allowance pertaining to COVID-related personal protection equipment inventory and the reduction of bad debt expense previously recognized in fiscal 2020 due to the impact of the COVID-19 pandemic on the collectability of our pre-pandemic trade receivable balances.

The results of our operations can be impacted due to changes in exchange rates applicable in converting local currencies to U.S. dollars. We measure our results on a constant currency basis. Constant currency operating results are calculated by translating current-period local currency operating results with the currency exchange rates used to translate the financial statements in the comparable prior-year period to determine what the current-period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior-year period.

Management believes that adjusting its operating expenses, operating income, net earnings and diluted earnings per share to remove these Certain Items and presenting its results on a constant currency basis provides an important perspective with respect to our underlying business trends and results. It provides meaningful supplemental information to both management and investors that (1) is indicative of the performance of the company’s underlying operations and (2) facilitates comparisons on a year-over-year basis.

Sysco has a history of growth through acquisitions and excludes from its non-GAAP financial measures the impact of acquisition-related intangible amortization, acquisition costs and due-diligence costs for those acquisitions. We believe this approach significantly enhances the comparability of Sysco’s results for fiscal year 2024 and fiscal year 2023.

Set forth on the following page is a reconciliation of sales, operating expenses, operating income, other (income) expense, net earnings and diluted earnings per share to adjusted results for these measures for the periods presented. Individual components of diluted earnings per share may not be equal to the total presented when added due to rounding. Adjusted diluted earnings per share is calculated using adjusted net earnings divided by diluted shares outstanding.

Sysco Corporation and its Consolidated Subsidiaries Non-GAAP Reconciliation (Unaudited) Impact of Certain Items (Dollars in Thousands, Except for Share and Per Share Data)
	13-Week Period Ended Sep. 30, 2023	13-Week Period Ended Oct. 1, 2022	Change in Dollars	%/bps Change
Sales (GAAP)	$19,620,454	$19,126,830	$493,624	2.6%
Impact of currency fluctuations (1)	(104,066)	—	(104,066)	(0.6)
Comparable sales using a constant currency basis (Non-GAAP)	$19,516,388	$19,126,830	$389,558	2.0%

Cost of sales (GAAP)	$15,972,682	$15,637,975	$334,707	2.1%
Impact of inventory valuation adjustment (2)	—	2,571	(2,571)	NM
Cost of sales adjusted for Certain Items (Non-GAAP)	$15,972,682	$15,640,546	$332,136	2.1%

Gross profit (GAAP)	$3,647,772	$3,488,855	$158,917	4.6%
Impact of inventory valuation adjustment (2)	—	(2,571)	2,571	NM
Gross profit adjusted for Certain Items (Non-GAAP)	3,647,772	3,486,284	161,488	4.6
Impact of currency fluctuations (1)	(26,184)	—	(26,184)	(0.7)
Comparable gross profit adjusted for Certain Items using a constant currency basis (Non-GAAP)	$3,621,588	$3,486,284	$135,304	3.9%

Gross margin (GAAP)	18.59%	18.24%		35 bps
Impact of inventory valuation adjustment (2)	—	(0.01)		1 bps
Gross margin adjusted for Certain Items (Non-GAAP)	18.59	18.23		36 bps
Impact of currency fluctuations (1)	(0.03)	—		-3 bps
Comparable gross margin adjusted for Certain Items using a constant currency basis (Non-GAAP)	18.56%	18.23%		33 bps

Operating expenses (GAAP)	$2,844,190	$2,752,054	$92,136	3.3%
Impact of restructuring and transformational project costs (3)	(19,675)	(11,645)	(8,030)	(69.0)
Impact of acquisition-related costs (4)	(31,038)	(29,454)	(1,584)	(5.4)
Impact of bad debt reserve adjustments (5)	—	2,592	(2,592)	NM
Operating expenses adjusted for Certain Items (Non-GAAP)	2,793,477	2,713,547	79,930	2.9
Impact of currency fluctuations (1)	(25,838)	—	(25,838)	(0.9)
Comparable operating expenses adjusted for Certain Items using a constant currency basis (Non-GAAP)	$2,767,639	$2,713,547	$54,092	2.0%

Operating expense as a percentage of sales (GAAP)	14.50%	14.39%		11 bps
Impact of certain item adjustments	(0.26)	(0.20)		-6 bps
Adjusted operating expense as a percentage of sales (Non-GAAP)	14.24%	14.19%		5 bps

Operating income (GAAP)	$803,582	$736,801	$66,781	9.1%
Impact of inventory valuation adjustment (2)	—	(2,571)	2,571	NM
Impact of restructuring and transformational project costs (3)	19,675	11,645	8,030	69.0
Impact of acquisition-related costs (4)	31,038	29,454	1,584	5.4
Impact of bad debt reserve adjustments (5)	—	(2,592)	2,592	NM
Operating income adjusted for Certain Items (Non-GAAP)	854,295	772,737	81,558	10.6
Impact of currency fluctuations (1)	(346)	—	(346)	(0.1)
Comparable operating income adjusted for Certain Items using a constant currency basis (Non-GAAP)	$853,949	$772,737	$81,212	10.5%

Operating margin (GAAP)	4.10%	3.85%		25 bps
Operating margin adjusted for Certain Items (Non-GAAP)	4.35%	4.04%		31 bps

Net earnings (GAAP)	$503,392	$465,568	$37,824	8.1%
Impact of inventory valuation adjustment (2)	—	(2,571)	2,571	NM

Impact of restructuring and transformational project costs (3)	19,675	11,645	8,030	69.0
Impact of acquisition-related costs (4)	31,038	29,454	1,584	5.4
Impact of bad debt reserve adjustments (5)	—	(2,592)	2,592	NM
Tax impact of inventory valuation adjustment (6)	—	637	(637)	NM
Tax impact of restructuring and transformational project costs (6)	(4,847)	(2,884)	(1,963)	(68.1)
Tax impact of acquisition-related costs (6)	(7,646)	(7,295)	(351)	(4.8)
Tax impact of bad debt reserves adjustments (6)	—	642	(642)	NM
Net earnings adjusted for Certain Items (Non-GAAP)	$541,612	$492,604	$49,008	9.9%

Diluted earnings per share (GAAP)	$0.99	$0.91	$0.08	8.8%
Impact of inventory valuation adjustment (2)	—	(0.01)	0.01	NM
Impact of restructuring and transformational project costs (3)	0.04	0.02	0.02	100.0
Impact of acquisition-related costs (4)	0.06	0.06	—	—
Impact of bad debt reserve adjustments (5)	—	(0.01)	0.01	NM
Tax impact of restructuring and transformational project costs (6)	(0.01)	(0.01)	—	—
Tax impact of acquisition-related costs (6)	(0.02)	(0.01)	(0.01)	(100.0)
Diluted earnings per share adjusted for Certain Items (Non-GAAP) (7)	$1.07	$0.97	$0.10	10.3%

Diluted shares outstanding	507,069,435	510,383,149

(1)	Represents a constant currency adjustment, which eliminates the impact of foreign currency fluctuations on the current year results.
(2)	Fiscal 2023 represents an adjustment to a product return allowance, related to COVID-related personal protection equipment inventory.
(3)	Fiscal 2024 includes $6 million related to restructuring and severance charges and $14 million related to various transformation initiative costs, primarily consisting of changes to our business technology strategy. Fiscal 2023 includes $4 million related to restructuring and severance charges and $8 million related to various transformation initiative costs, primarily consisting of changes to our business technology strategy.
(4)	Fiscal 2024 includes $28 million of intangible amortization expense and $3 million in acquisition and due diligence costs. Fiscal 2023 includes $26 million of intangible amortization expense and $4 million in acquisition and due diligence costs.
(5)	Fiscal 2023 represents the reduction of bad debt charges previously taken on pre-pandemic trade receivable balances in fiscal 2020.
(6)
The tax impact of adjustments for Certain Items are calculated by multiplying the pretax impact of each Certain Item by the statutory rates in effect for each jurisdiction where the Certain Item was incurred.

(7)	Individual components of diluted earnings per share may not equal the total presented when added due to rounding. Total diluted earnings per share is calculated using adjusted net earnings divided by diluted shares outstanding.
NM	Represents that the percentage change is not meaningful.

Sysco Corporation and its Consolidated Subsidiaries Segment Results Non-GAAP Reconciliation (Unaudited) Impact of Certain Items on Applicable Segments (Dollars in Thousands)
	13-Week Period Ended Sep. 30, 2023	13-Week Period Ended Oct. 1, 2022	Change in Dollars	%/bps Change
U.S. FOODSERVICE OPERATIONS
Sales (GAAP)	$13,723,799	$13,602,482	$121,317	0.9%
Gross profit (GAAP)	2,684,775	2,612,343	72,432	2.8%
Gross margin (GAAP)	19.56%	19.20%		36 bps

Operating expenses (GAAP)	$1,743,804	$1,706,631	$37,173	2.2%
Impact of restructuring and transformational project costs	(55)	48	(103)	NM
Impact of acquisition-related costs (1)	(12,548)	(12,585)	37	0.3
Impact of bad debt reserve adjustments (2)	—	2,592	(2,592)	NM
Operating expenses adjusted for Certain Items (Non-GAAP)	$1,731,201	$1,696,686	$34,515	2.0%

Operating income (GAAP)	$940,971	$905,712	$35,259	3.9%
Impact of restructuring and transformational project costs	55	(48)	103	NM
Impact of acquisition-related costs (1)	12,548	12,585	(37)	(0.3)
Impact of bad debt reserve adjustments (2)	—	(2,592)	2,592	NM
Operating income adjusted for Certain Items (Non-GAAP)	$953,574	$915,657	$37,917	4.1%

INTERNATIONAL FOODSERVICE OPERATIONS
Sales (GAAP)	$3,683,210	$3,283,735	$399,475	12.2%
Impact of currency fluctuations (3)	(105,503)	—	(105,503)	(3.2)
Comparable sales using a constant currency basis (Non-GAAP)	$3,577,707	$3,283,735	$293,972	9.0%

Gross profit (GAAP)	$732,039	$649,265	$82,774	12.7%
Impact of currency fluctuations (3)	(26,711)	—	(26,711)	(4.1)
Comparable gross profit using a constant currency basis (Non-GAAP)	$705,328	$649,265	$56,063	8.6%

Gross margin (GAAP)	19.88%	19.77%		11 bps
Impact of currency fluctuations (3)	(0.17)	—		-17 bps
Comparable gross margin using a constant currency basis (Non-GAAP)	19.71%	19.77%		-6 bps

Operating expenses (GAAP)	$638,556	$562,285	$76,271	13.6%
Impact of restructuring and transformational project costs (4)	(5,803)	(3,907)	(1,896)	(48.5)
Impact of acquisition-related costs (5)	(16,897)	(16,014)	(883)	(5.5)
Operating expenses adjusted for Certain Items (Non-GAAP)	615,856	542,364	73,492	13.6
Impact of currency fluctuations (3)	(25,417)	—	(25,417)	(4.7)
Comparable operating expenses adjusted for Certain Items using a constant currency basis (Non-GAAP)	$590,439	$542,364	$48,075	8.9%

Operating income (GAAP)	$93,483	$86,980	$6,503	7.5%
Impact of restructuring and transformational project costs (4)	5,803	3,907	1,896	48.5
Impact of acquisition-related costs (5)	16,897	16,014	883	5.5
Operating income adjusted for Certain Items (Non-GAAP)	116,183	106,901	9,282	8.7
Impact of currency fluctuations (3)	(1,294)	—	(1,294)	(1.2)
Comparable operating income adjusted for Certain Items using a constant currency basis (Non-GAAP)	$114,889	$106,901	$7,988	7.5%

SYGMA
Sales (GAAP)	$1,906,014	$1,933,457	$(27,443)	(1.4)%

Gross profit (GAAP)	152,810	153,893	(1,083)	(0.7)%
Gross margin (GAAP)	8.02%	7.96%		6 bps

Operating expenses (GAAP)	$140,043	$148,197	$(8,154)	(5.5)%
Operating income (GAAP)	12,767	5,696	7,071	NM

OTHER
Sales (GAAP)	$307,431	$307,156	$275	0.1%
Gross profit (GAAP)	77,975	80,838	(2,863)	(3.5)%
Gross margin (GAAP)	25.36%	26.32%		-96 bps

Operating expenses (GAAP)	$66,152	$69,300	$(3,148)	(4.5)%
Operating income (GAAP)	11,823	11,538	285	2.5%

GLOBAL SUPPORT CENTER
Gross profit (loss) (GAAP)	$173	$(7,484)	$7,657	NM
Impact of inventory valuation adjustment (6)	—	(2,571)	2,571	NM
Gross profit (loss) adjusted for Certain Items (Non-GAAP)	$173	$(10,055)	$10,228	NM

Operating expenses (GAAP)	$255,635	$265,641	$(10,006)	(3.8)%
Impact of restructuring and transformational project costs (7)	(13,817)	(7,786)	(6,031)	(77.5)
Impact of acquisition-related costs (8)	(1,593)	(855)	(738)	(86.3)
Operating expenses adjusted for Certain Items (Non-GAAP)	$240,225	$257,000	$(16,775)	(6.5)%

Operating loss (GAAP)	$(255,462)	$(273,125)	$17,663	6.5%
Impact of inventory valuation adjustment (6)	—	(2,571)	2,571	NM
Impact of restructuring and transformational project costs (7)	13,817	7,786	6,031	77.5
Impact of acquisition-related costs (8)	1,593	855	738	86.3
Operating loss adjusted for Certain Items (Non-GAAP)	$(240,052)	$(267,055)	$27,003	10.1%

TOTAL SYSCO
Sales (GAAP)	$19,620,454	$19,126,830	$493,624	2.6%
Gross profit (GAAP)	3,647,772	3,488,855	158,917	4.6%
Gross margin (GAAP)	18.59%	18.24%		35 bps

Operating expenses (GAAP)	$2,844,190	$2,752,054	$92,136	3.3%
Impact of restructuring and transformational project costs (4) (7)	(19,675)	(11,645)	(8,030)	(69.0)
Impact of acquisition-related costs (1) (5) (8)	(31,038)	(29,454)	(1,584)	(5.4)
Impact of bad debt reserve adjustments (2)	—	2,592	(2,592)	NM
Operating expenses adjusted for Certain Items (Non-GAAP)	$2,793,477	$2,713,547	$79,930	2.9%

Operating income (GAAP)	$803,582	$736,801	$66,781	9.1%
Impact of inventory valuation adjustment (6)	—	(2,571)	2,571	NM
Impact of restructuring and transformational project costs (4) (7)	19,675	11,645	8,030	69.0
Impact of acquisition-related costs (1) (5) (8)	31,038	29,454	1,584	5.4
Impact of bad debt reserve adjustments (2)	—	(2,592)	2,592	NM
Operating income adjusted for Certain Items (Non-GAAP)	$854,295	$772,737	$81,558	10.6%

(1)	Fiscal 2024 and fiscal 2023 include intangible amortization expense and acquisition costs.
(2)	Fiscal 2023 represents the reduction of bad debt charges previously taken on pre-pandemic trade receivable balances in fiscal 2020.
(3)	Represents a constant currency adjustment, which eliminates the impact of foreign currency fluctuations on current year results.
(4)	Includes restructuring costs primarily in Europe.
(5)	Represents intangible amortization expense.
(6)	Fiscal 2023 represents an adjustment to a product return allowance, related to COVID-related personal protection equipment inventory.
(7)	Includes various transformation initiative costs, primarily consisting of changes to our business technology strategy.
(8)	Represents due diligence costs.
NM	Represents that the percentage change is not meaningful.

Sysco Corporation and its Consolidated Subsidiaries
Non-GAAP Reconciliation (Unaudited)
Free Cash Flow
(In Thousands)

Free cash flow represents net cash provided from operating activities less purchases of plant and equipment and includes proceeds from sales of plant and equipment. Sysco considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases and sales of buildings, fleet, equipment and technology, which may potentially be used to pay for, among other things, strategic uses of cash including dividend payments, share repurchases and acquisitions. However, free cash flow may not be available for discretionary expenditures, as it may be necessary that we use it to make mandatory debt service or other payments. Free cash flow should not be used as a substitute for the most comparable GAAP financial measure in assessing the company’s liquidity for the periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. In the table that follows, free cash flow for each period presented is reconciled to net cash provided by operating activities.

	13-Week Period Ended Sep. 30, 2023	13-Week Period Ended Oct. 1, 2022	13-Week Period Change in Dollars
Net cash provided by operating activities (GAAP)	$87,152	$158,606	$(71,454)
Additions to plant and equipment	(171,364)	(167,260)	(4,104)
Proceeds from sales of plant and equipment	11,012	22,448	(11,436)
Free Cash Flow (Non-GAAP)	$(73,200)	$13,794	$(86,994)

Sysco Corporation and its Consolidated Subsidiaries
Non-GAAP Reconciliation (Unaudited)
Impact of Certain Items on Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)
(Dollars in Thousands)

EBITDA represents net earnings (loss) plus (i) interest expense, (ii) income tax expense and benefit, (iii) depreciation and (iv) amortization. The net earnings (loss) component of our EBITDA calculation is impacted by Certain Items that we do not consider representative of our underlying performance. As a result, in the non-GAAP reconciliations below for each period presented, adjusted EBITDA is computed as EBITDA plus the impact of Certain Items, excluding certain items related to interest expense, income taxes, depreciation and amortization. Sysco's management considers growth in this metric to be a measure of overall financial performance that provides useful information to management and investors about the profitability of the business, as it facilitates comparison of performance on a consistent basis from period to period by providing a measurement of recurring factors and trends affecting our business. Additionally, it is a commonly used component metric used to inform on capital structure decisions. Adjusted EBITDA should not be used as a substitute for the most comparable GAAP financial measure in assessing the company’s financial performance for the periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. In the tables that follow, adjusted EBITDA for each period presented is reconciled to net earnings.

	13-Week Period Ended Sep. 30, 2023	13-Week Period Ended Oct. 1, 2022	Change in Dollars	% Change
Net earnings (GAAP)	$503,392	$465,568	$37,824	8.1%
Interest (GAAP)	134,334	124,150	10,184	8.2
Income taxes (GAAP)	159,216	129,334	29,882	23.1
Depreciation and amortization (GAAP)	206,007	188,924	17,083	9.0
EBITDA (Non-GAAP)	$1,002,949	$907,976	$94,973	10.5%
Certain Item adjustments:
Impact of inventory valuation adjustment (1)	—	(2,571)	2,571	NM
Impact of restructuring and transformational project costs (2)	18,833	10,509	8,324	79.2
Impact of acquisition-related costs (3)	2,629	3,546	(917)	(25.9)
Impact of bad debt reserve adjustments (4)	—	(2,592)	2,592	NM
EBITDA adjusted for Certain Items (Non-GAAP) (5)	$1,024,411	$916,868	$107,543	11.7%

(1)	Fiscal 2023 represents an adjustment to a product return allowance, related to COVID-related personal protection equipment inventory.
(2)
Fiscal 2024 and fiscal 2023 include charges related to restructuring and severance, as well as various transformation initiative costs, primarily consisting of changes to our business technology strategy, excluding charges related to accelerated depreciation.

(3)	Fiscal 2024 and fiscal 2023 include acquisition and due diligence costs.
(4)	Fiscal 2023 represents the reduction of bad debt charges previously taken on pre-pandemic trade receivable balances in fiscal 2020.
(5)	In arriving at adjusted EBITDA, Sysco does not adjust out interest income of $12 million and $3 million or non-cash stock compensation expense of $24 million and $27 million in fiscal 2024 and fiscal 2023, respectively.
NM	Represents that the percentage change is not meaningful.

Sysco Corporation and its Consolidated Subsidiaries
Non-GAAP Reconciliation (Unaudited)
Net Debt to Adjusted EBITDA
(In Thousands)

Net Debt to Adjusted EBITDA is a non-GAAP financial measure frequently used by investors and credit rating agencies. Our Net Debt to Adjusted EBITDA ratio is calculated using a numerator of our debt minus cash and cash equivalents, divided by the sum of the most recent four quarters of Adjusted EBITDA. In the table that follows, we have provided the calculation of our debt and net debt as a ratio of Adjusted EBITDA.

Sep. 30, 2023
Current Maturities of long-term debt	$188,978
Long-term debt	10,703,873
Total Debt	10,892,851
Cash & Cash Equivalents	(569,104)
Net Debt	$10,323,747

Adjusted EBITDA for the previous 12 months	$3,954,119

Debt/Adjusted EBITDA Ratio	2.8
Net Debt/Adjusted EBITDA Ratio	2.6